Exhibit 99

TO:	Directors, Executive Officers, and Principal
Accounting Officer of CenturyLink, Inc.

FROM:	James L. Butler

DATE:	November 24, 2010

SUBJECT:	Notice of Imposition of Blackout Period of the
Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)

CenturyLink, Inc. is changing the service provider for the CenturyLink Dollars & Sense 401(k) Plan, CenturyLink Union 401(k) Plan, and Embarq Retirement Savings Plan (the “401(k) Plans”) effective January 1, 2011.

In connection with this change, our current and former employees who participate in the 401(k) Plans will be temporarily unable to:

○	direct or diversify investments in their 401(k) Plan accounts (including transfers into or out of investments in Company Stock in the 401(k) Plans),

○	receive distributions from the 401(k) Plans,

○	obtain loans,

○	make withdrawals, or

○	change contribution rates or investment elections.

This short-term period during which participants in the 401(k) Plans will be unable to exercise these rights will qualify as a “blackout period” under Sarbanes-Oxley.

The blackout period for the 401(k) Plans will begin on December 23, 2010 and is expected to end the week of January 9, 2011.  Please note that this blackout period for the 401(k) Plans will occur at a time when you will already be subject to our fourth quarter pre-earnings blackout.  During the blackout period, with certain limited exceptions, you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any equity securities of CenturyLink, Inc.  For example, you will be prohibited from:

○	buying or selling shares of CenturyLink common stock on the open market, and

○	exercising CenturyLink stock options.

In addition, you are subject to the CenturyLink, Inc. Policy Statement on Insider Trading that requires you to pre-clear any proposed transaction with the Office of General Counsel.

This trading prohibition during the blackout period does not apply to certain exempt transactions, such as purchases under our Employee Stock Purchase Plan or transactions pursuant to a Rule 10b5-1 trading plan that satisfies the affirmative defense conditions under Rule 10b5-1(c) of the Securities Exchange Act of 1934.  Although Sarbanes-Oxley permits you to engage in transactions involving equity securities that were not acquired in connection with your services as a director or officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

If you have any questions concerning this notice, the blackout period or whether certain transactions are subject to the blackout period, you should contact Marina Pearson by telephone at (360) 905-7972.